Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 16, 2021, with respect to the combined financial statements of Egencia included in the Registration Statement and related Preliminary Prospectus of Global Business Travel Group, Inc. for the registration of 485,526,872 shares of its class A common stock; 492,628,569 shares of its class A common stock; and 12,224,134 warrants to purchase shares of its class A common stock.

/s/ Ernst & Young, LLP

Seattle, Washington
June 21, 2022